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                                                                      EXHIBIT 12

                               MMI Products, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)


                                                            Fiscal Years                               Pro forma
                                   1994          1995          1996          1997          1998          1998
                                 ---------     ---------     ---------     ---------     ---------     ---------
Income before income taxes...... $  10,390     $  10,404     $  10,564     $  12,898     $  18,274     $  19,630

Fixed charges...................     6,773         8,032         8,179        13,948        18,443        19,641
                                 ---------     ---------     ---------     ---------     ---------     ---------

Earnings........................ $  17,163     $  18,436     $  18,743     $  26,846     $  36,717     $  39,271

Rent expense.................... $   2,551     $   3,035     $   3,572     $   4,225     $   5,103     $   5,272

Portion of rent expense
  representative of the
  interest factor...............       536           637           750           930         1,123         1,160

Interest expense (including
  amortization of debt issue
  costs)........................     6,237         7,395         7,429        13,018        17,320        18,481
                                 ---------     ---------     ---------     ---------     ---------     ---------

Fixed charges................... $   6,773     $   8,032     $   8,179     $  13,948     $  18,443     $  19,641
                                 =========     =========     =========     =========     =========     =========

Ratio of earnings
  to fixed charges..............      2.5x          2.3x          2.3x          1.9x          2.0x          2.0x
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